Exhibit 3.1
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GF ACQUISITION CORP.
          GF Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:
          FIRST: The Corporation’s present name is GF Acquisition Corp., which is the name under which the corporation was originally incorporated; the date of filing the original certificate of the Corporation with the Secretary of State of the State of Delaware is January 3, 2008; and an amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 28, 2008.
          SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and Section 245 of the General Corporation Law of the State of Delaware and amends and restates the provisions of the existing Amended and Restated Certificate of Incorporation of the Corporation.
          THIRD: The text of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A.
          IN WITNESS WHEREOF, GF Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be executed by James S. Robertson, the President, Chief Executive Officer, Chief Financial Officer and Secretary of the Corporation, on the ___th day of ________, 2008.

James S. Robertson
President, Chief Executive Officer, Chief Financial Officer and Secretary

EXHIBIT A
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GF ACQUISITION CORP.
     FIRST: The name of the corporation is GF Acquisition Corp. (hereinafter sometimes referred to as the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent in the State of Delaware is Corporation Service Company.
     THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“GCL”).
     FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 51,000,000 of which 50,000,000 shares shall be common stock of the par value of $.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock (“Preferred Stock”) of the par value of $.0001 per share.
     A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
     B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

     FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Christopher A. Wilson	39 East Union Street
Pasadena, CA 91103
     SIXTH:
     A. For purposes of this Article Sixth and Article Seventh, the following terms shall have the following meanings:
          (i) “Business Combination” shall mean the first merger, capital stock exchange, asset or stock acquisition or other similar type business combination between the Corporation and an operating business or businesses having collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation’s net assets at the time of the acquisition (less the deferred underwriting discount and commissions and taxes payable), provided, that, any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article Sixth, “fair market value” shall be determined by the Board of Directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value. If the Board of Directors is not able to independently determine that the target business has a sufficient fair market value, or if a conflict of interest exists, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority with respect to the satisfaction of such criteria.
          (ii) “Distribution Date” shall mean the date which is 24 months after the effective date of the Registration Statement.
          (iii) “IPO” shall mean the initial public offering by the Corporation of Common Stock (with or without other securities) pursuant to a Registration Statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.
          (iv) “IPO Shares” shall mean the shares of Common Stock issued by the Corporation in the IPO, excluding any shares of Common Stock issued upon exercise of warrants issued in the IPO.
          (v) “Registration Statement” shall mean the registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act for the IPO.
          (vi) “Securities Act” shall mean the Securities Act of 1933, as amended.
          (vii) “Trust Account” shall mean the trust account established by the Corporation into which the Corporation shall deposit a portion of the net proceeds of the IPO specified in the Registration Statement, which proceeds will be distributed either to (A) the Corporation and any holders of IPO Shares exercising their conversion rights under paragraph C of this Article Sixth if the Corporation consummates the Business Combination on or prior to the Distribution Date or (B) the holders of the IPO Shares if the Corporation does not consummate the Business Combination on or prior to the Distribution Date.
     B. The Corporation may not consummate the Business Combination: (i) without (a) submitting the proposed Business Combination to its stockholders for approval, regardless of whether stockholder approval is required under the GCL; and (b) the approval of the holders of a majority of the IPO Shares that are voted on the proposed Business Combination by the holders of the IPO Shares; or (ii) if the holders of 40% or more of the IPO Shares vote against the Business Combination and exercise their conversion rights described in paragraph C of this Article Sixth.

     C. If the conditions to the Business Combination under paragraph B of this Article Sixth above are met and the Corporation consummates the Business Combination, any holder of IPO Shares who voted against the Business Combination and contemporaneously with such vote properly demanded, in accordance with procedures established by the Corporation, that the Corporation convert such holder’s IPO Shares into cash from the Trust Account, shall be entitled to receive, promptly after consummation of the Business Combination, in exchange for such holder’s IPO Shares and against delivery of such IPO Shares, cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account immediately prior to the Business Combination, inclusive of any interest thereon (less the deferred underwriting discount and commissions and taxes payable), calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. Notwithstanding the foregoing, a holder of IPO Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” with, will be restricted from demanding conversion with respect to more than 10% of the IPO Shares.
     D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event the Corporation does not consummate the Business Combination on or prior to the Distribution Date or in the event such holder demands conversion of his shares in accordance with paragraph C of this Article Sixth. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account. A holder of securities issued in the private placement concurrently with or prior to the consummation of the IPO shall not have any right or interest of any kind in or to the Trust Account.
     E. This Article Sixth may not be amended after the initial closing of the IPO and prior to the consummation of the Business Combination without the vote or written consent of holders of not less than 90% of the outstanding shares of Common Stock of the Corporation.
     F. Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination or (ii) the Distribution Date, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that (x) up to the amount, as set forth in the Registration Statement of the interest earned on the Trust Account may be released to the Corporation to cover operating expenses, and (y) the Corporation shall be entitled to withdraw such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account and other tax obligations of the Corporation.
     G. This Article Sixth shall be effective commencing on the initial closing of the IPO and shall terminate upon the earlier to occur of the consummation of a Business Combination and date on which the Trust Account is liquidated.
     SEVENTH: The Corporation’s existence shall terminate on the Distribution Date. If the Corporation does not consummate a Business Combination on or prior to the Distribution Date, the officers of the Corporation shall take all such actions necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. This Article Seventh may only be amended in connection with, and become effective upon, the consummation of a Business Combination. A proposal to so amend this Article Seventh to provide for the Corporation’s perpetual existence shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Sixth above.
     EIGHTH: The number of directors constituting the entire Board of Directors shall not be less than three, with the exact number to be fixed from time to time by a resolution adopted by the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as equal as possible. Directors in office prior to the first annual meeting of stockholders shall be assigned to each class in accordance with a resolution adopted by the Board of Directors. The directors in Class A shall serve for a term expiring at the first annual meeting of stockholders; the directors in Class B shall serve for a term expiring at the second annual meeting of stockholders; and the directors in Class C shall serve for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, each director elected to succeed a director whose term expires shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after his or her election or until the director’s earlier death, resignation or removal. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified or until the director’s earlier death, resignation or removal. Notwithstanding the foregoing, and except as otherwise required by law or by the instrument governing the rights of the holders of any series of Preferred Stock, whenever the holders of any series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next annual meeting of stockholders.
     NINTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.
     B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.
     C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.
     D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.
     TENTH:
     A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
     B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
     ELEVENTH: To the fullest extent permitted by Section 122(17) of the GCL, the Corporation renounces any interest in or expectancy of, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to its officers, directors and stockholders with regards to corporate opportunities to acquire any business or businesses (a) in the “portable storage and mobile office industries,” defined by the Corporation to include the businesses of leasing, purchase, sale, refurbishment and modification of storage containers, trailers, mobile offices and modular offices and/or (b) whose primary purpose or substantial practice is in owning and/or operating self-storage or business park businesses, even if either of such opportunities is one that the Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person shall be liable to the Corporation for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires either of such business opportunities, directs either of such business opportunities to another person or fails to present either of such business opportunities, or information regarding either of such business opportunities, to the Corporation unless, in the case of any such person who is a director or officer of the Corporation, either of such business opportunities is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleventh. Neither the alteration, amendment or repeal of this Article Eleventh nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Eleventh shall eliminate or reduce the effect of this Article Eleventh in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Eleventh, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
     TWELFTH: The Corporation elects not to be governed by Section 203 of the GCL, “Business Combinations With Interested Stockholders,” as permitted under and pursuant to subsection (b)(3) of the DGCL.

     THIRTEENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
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